UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Allmerica Financial Corporation

(Name of Registrant as Specified In Its Charter)

Allmerica Financial Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALLMERICA FINANCIAL CORPORATION

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 13, 2003

Allmerica Financial Headquarters

440 Lincoln Street

Worcester, Massachusetts 01653

ALLMERICA FINANCIAL CORPORATION

440 Lincoln Street

Worcester, Massachusetts 01653

April 7, 2003

TO	OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of Allmerica Financial Corporation to be held on Tuesday, May 13, 2003, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the meeting. At your earliest convenience, please sign and return the enclosed proxy card in the envelope provided. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the meeting.

Sincerely,

Michael P. Angelini, Esq.

Chairman of the Board

ALLMERICA FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2003

To the Shareholders of

Allmerica Financial Corporation:

The Annual Meeting of Shareholders of Allmerica Financial Corporation (“AFC” or the “Company”) will be held in Bullock Hall on the first floor of AFC’s headquarters, 440 Lincoln Street, Worcester, Massachusetts on Tuesday, May 13, 2003, at 9:00 a.m. local time, for the purpose of considering and voting on:

1.	Election of two individuals to the Board of Directors;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants of AFC for 2003;

3.	A shareholder proposal, which is described in the accompanying Proxy Statement, if the proposal is properly presented to the meeting; and

4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 21, 2003 as the record date for determining the shareholders of AFC entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The Company’s 2002 Annual Report to Shareholders is enclosed with the mailing of this Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card.

By Order of the Board of Directors

CHARLES F. CRONIN

Vice President and Secretary

Worcester,	Massachusetts
April	7, 2003

Whether or not you plan to attend the meeting, you are requested to sign, date and mail promptly the enclosed proxy. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose. If you do attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

ALLMERICA FINANCIAL CORPORATION

440 Lincoln Street

Worcester, Massachusetts 01653

PROXY STATEMENT

INTRODUCTION

This Proxy Statement, with the accompanying proxy card, is being mailed to shareholders on or about April 7, 2003, and is furnished in connection with the solicitation of proxies by the Board of Directors of Allmerica Financial Corporation (“AFC” or the “Company”) for use at the Annual Meeting of Shareholders of AFC to be held on May 13, 2003 (the “Annual Meeting”).

The record date and hour for determining shareholders entitled to vote at the Annual Meeting has been fixed at the close of business on March 21, 2003 (the “Record Date”). As of the Record Date, 53,185,821 shares of AFC’s common stock, par value $.01 per share (the “Common Stock”), were outstanding and entitled to be voted. Each share of Common Stock entitles its holder to one vote.

The shares of Common Stock represented by the enclosed proxy will be voted as directed by the shareholder or, in the absence of such direction, in favor of the election of the nominees for Director designated herein, in favor of the ratification of PricewaterhouseCoopers LLP as AFC’s independent public accountants for 2003, and against the shareholder proposal, if the proposal is properly presented to the meeting. The enclosed proxy confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date hereof, management is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the proxies solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

As long as a quorum (a majority of issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) is present at the Annual Meeting either in person or by proxy, a plurality of the votes properly cast is required to elect the director nominees. A majority of the votes properly cast, either in person or by proxy, is required to ratify the appointment of the Company’s independent public accountants and to approve the shareholder proposal. Votes withheld from a director nominee, abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum but will not be counted as votes cast.

Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice to the Secretary at the above address, or by delivering a later-dated proxy. Any shareholder attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Annual Meeting by a shareholder who has signed a proxy, however, does not in itself revoke the proxy.

The enclosed proxy is being solicited by the Board of Directors of AFC. The cost of soliciting proxies will be borne by AFC, and will consist primarily of preparing and mailing the proxies and Proxy Statements. AFC will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to beneficial owners of the Company’s stock. Solicitation of proxies may also be conducted by other means, such as telephone, fax or electronic communication.

AFC’s Annual Report to Shareholders for the fiscal year ended December 31, 2002, including financial statements for AFC and its subsidiaries and the report of PricewaterhouseCoopers LLP thereon, accompanies this Proxy Statement. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

ITEM I

ELECTION OF DIRECTORS

The Board of Directors has twelve members and consists of three equal classes, whose terms end in successive years. Two of the four directors whose term will expire at this year’s Annual Meeting, Gail L. Harrison and M Howard Jacobson, have been nominated for re-election: Ms. Harrison to a three-year term ending at the 2006 Annual Meeting of Shareholders and Mr. Jacobson to a two-year term ending at the 2005 Annual Meeting of Shareholders. The remaining two directors whose terms will expire at this year’s Annual Meeting, Robert P. Henderson and E. Gordon Gee, will not stand for re-election. Mr. Henderson will retire from the Board effective at the end of the 2003 Annual Meeting, pursuant to the terms of the Director Retirement Policy discussed in more detail below. Mr. Gee has notified the Board that he will not be seeking re-election to the Board due to time constraints associated with his other professional responsibilities.

In light of Mr. Gee’s decision not to seek re-election and in accordance with the Company’s by-laws, the Board has reduced the size of the Board from twelve directors to ten, and has made an exception to the Director Retirement Policy for Mr. Jacobson, who was scheduled to retire following this year’s Annual Meeting. The remaining Directors will continue to serve in accordance with their terms. As a result, following the Annual Meeting, the Board will consist of a total of ten directors, although the classes of directors will not be of equal size. The Board intends to rebalance the classes as soon as it is practicable to do so.

The Board of Directors recommends a vote FOR both nominees. Both nominees have indicated their willingness to serve and unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees.

In the event that either of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. Management has no reason to believe that either nominee will be unavailable to serve.

Information as to each nominee and as to directors continuing in office follows:

Nominees for Director

Gail L. Harrison, 55, has been a director of AFC since 1995 and was a director of First Allmerica Financial Life Insurance Company (“FAFLIC”) from 1986 to 1996. Since May 2000, Ms. Harrison has been a principal at Powell Tate, a public affairs and communications firm and division of Weber Shandwick Worldwide. From 1981 until joining Powell Tate, she was affiliated with The Wexler Group, a government relations consulting firm, where she was a Founding Principal.

Ms. Harrison is a member of the Audit Committee.

M Howard Jacobson, 70, has been a director of AFC since July 1997. From time to time since 1991, he was a Senior Advisor and Consultant to Bankers Trust Private Bank. Mr. Jacobson was for many years President and Treasurer and a director of Idle Wild Foods, Inc., a Fortune 500 company, until that company was sold in 1986.

Mr. Jacobson is a member of the Compensation Committee and Investment Committee.

Directors Continuing in Office

Michael P. Angelini, 60, has been a director of AFC since its formation in February 1995 and Chairman of the Board since November 2002, and was a director of FAFLIC, a subsidiary of AFC, from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968, and is a director of Flagship Bank & Trust Company, a subsidiary of Chittenden Corp., a regional bank holding company.

Mr. Angelini is a member of the Investment Committee. His term of office as director of AFC expires in 2004.

Samuel J. Gerson, 61, has been a director of AFC since 1998. Since December 2000, Mr. Gerson has been Chairman of GenuOne, Inc., a provider of technology and consulting services for brand security. Mr. Gerson served as Chairman and Chief Executive Officer of Filene’s Basement Corporation, a fashion retailer, from 1984 until his retirement in 2000. Filene’s Basement filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in 1999; in 2000 a subsidiary of Value City Department Stores, Inc. completed the acquisition of substantially all of the assets and the assumption of certain liabilities of Filene’s Basement. Mr. Gerson is also a director of Bon-Ton Stores, Inc., a fashion retailer.

Mr. Gerson is a member of the Nominating and Corporate Governance Committee. His term of office as a director of AFC expires in 2005.

Wendell J. Knox, 55, has been a director of AFC since 1999. Mr. Knox is President and Chief Executive Officer of Abt Associates, a policy research and business consulting firm, where he has been employed since 1969. Mr. Knox is also a director of Eastern Bank, a mutually owned commercial bank.

Mr. Knox is a member of the Audit Committee. His term of office as a director of AFC expires in 2005.

Robert J. Murray, 61, has been a director of AFC since 1996. He has been Chairman and Chief Executive Officer of New England Business Service, Inc. (“NEBS”), a business-to-business direct marketing company, since 1995 and has served on the Board of Directors of NEBS since 1991. Prior to joining NEBS, Mr. Murray was an executive officer with The Gillette Company, Inc. Mr. Murray is also a director of LoJack Corporation, an automobile security system manufacturer, and Delhaize Group, an international food retailer based in Belgium.

Mr. Murray is Chairman of the Audit Committee. His term of office as a director of AFC expires in 2005.

Terrence Murray, 63, has been a director of AFC since 1995 and was a director of FAFLIC from 1992 to 1996. Mr. Murray is a director and the former Chairman of FleetBoston Financial Corporation, a bank holding company, where he has been employed since 1962. Mr. Murray is also a Director of Air Products and Chemicals, Inc., a chemical and industrial product and services company, A.T. Cross Co., a writing instrument company, ChoicePoint, Inc., an information retrieval and delivery company, and CVS Corporation, a drugstore chain.

Mr. Murray is Chairman of the Nominating and Corporate Governance Committee. His term of office as a director of AFC expires in 2004.

John F. O’Brien, 59, has been a director of AFC since 1995 and was the President and Chief Executive Officer from 1995 until October 2002. He has also served as a Director, President and Chief Executive Officer of FAFLIC from August 1989 until October 2002. Mr. O’Brien is a director of The TJX Companies, Inc., an off-price family apparel retailer, ABIOMED, Inc., a medical device company, and Cabot Corporation, a diversified specialty chemicals and materials and energy company. He also currently serves as a member of the executive committee of the Mass Capital Resource Company, a Massachusetts investment partnership. Prior to joining FAFLIC, Mr. O’Brien served as an executive officer of FMR Corp., the parent company of various financial services companies in the Fidelity Group.

Mr. O’Brien’s term of office as a director of AFC expires in 2004.

John R. Towers, 61, has been a director of AFC since 2000. Mr. Towers is Vice Chairman and Chief Administrative Officer of State Street Corp., a worldwide provider of institutional investment services, where he has served as an executive officer since 1994.

Mr. Towers is a member of the Audit Committee and Compensation Committee. His term of office as a director of AFC expires in 2005.

Herbert M. Varnum, 65, has been a director of AFC since 1995 and was a director of FAFLIC from 1979 to 1996. Mr. Varnum was employed by Quabaug Corporation, a manufacturing company, beginning in 1960 and served as its President and Chief Executive Officer from 1982 to 1989, and as its Chairman and Chief Executive Officer from January 1990 until his retirement in June 1995.

Mr. Varnum is Chairman of the Compensation Committee. His term of office as a director of AFC expires in 2004.

Certain Information Regarding Directors

General

During the last fiscal year, the Board of Directors held six regularly scheduled meetings and four additional meetings. With the exception of Messrs. Gee and T. Murray, all of the incumbent directors attended at least 75% of the Board and committee meetings held while they were members during 2002. The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee.

Board Committees

The Audit Committee is comprised of Mr. R. Murray (Chair), Ms. Harrison, Mr. Knox and Mr. Towers. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the New York Stock Exchange as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. The current responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which is included with this Proxy Statement as Exhibit A. The Audit Committee annually reviews and reassesses the adequacy of the Charter. The committee, among other matters, is responsible for the retention, oversight and, when deemed appropriate, termination of the Company’s independent accountants, and the approval of non-audit related services rendered by the independent accountants. The Audit Committee reviews the arrangements for and the results of the auditors’ examination of the

Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors. It also reviews the Company’s accounting policies, control systems and compliance activities. The committee met five times and participated in an additional five telephonic meetings during 2002.

The Compensation Committee is comprised of Messrs. Varnum (Chair), Henderson, Jacobson and Towers. The Compensation Committee is responsible for reviewing and establishing the Company’s overall compensation practices and policies and approving the compensation of AFC’s directors and executive officers. No member of this committee has any interlocking or other relationships with AFC and its subsidiaries that would call into question his independence as a member of the committee. The committee met four times in 2002.

The Nominating and Corporate Governance Committee (formerly named the Committee on Directors) is comprised of Messrs. T. Murray (Chair), Gee and Gerson. The committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee did not meet formally in 2002. The committee recommended this year’s candidates for reelection and recommended Board member committee assignments to the full Board of Directors. The committee is authorized to consider nominees recommended by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Secretary of the Company, giving the candidate’s name, biographical data and qualifications. Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board of Directors must deliver written notice of such nomination to the Company’s Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and AFC stockholdings of the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Securities Exchange Act of 1934, as amended. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of AFC common stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

The Investment Committee is comprised of Messrs. Henderson (Chair), Angelini and Jacobson. The Investment Committee reviews and evaluates, as may be appropriate, information relating to the Company’s investable assets, its investment policies, strategies, objectives and activities. The committee met twice in 2002.

Board Compensation

For the period from the 2002 Annual Meeting of Shareholders to this year’s Annual Meeting, non-employee directors received an annual retainer consisting of 1,485 shares of AFC Common Stock issued pursuant to the Non-Employee Director Stock Ownership Plan. The Compensation Committee intended the shares granted to each non-employee director to equate to approximately $73,000 of value on the grant date. In addition to the annual retainer, chairpersons of committees received a $5,000 annual retainer, and non-employee directors of AFC received $1,500 per meeting of the Board of Directors and $1,000 for each meeting of a committee thereof that they attended.

The Board of Directors has decided that its total compensation, including the annual stock retainer and meeting fees, will be assessed each year in comparison to the total compensation paid to directors of other insurance and financial services companies. Based on this assessment, the Board of Directors may modify the retainer or meeting fees as deemed necessary to maintain a total compensation level near the median of the range for the comparison group. In February 2003, based on the recommendation of the Compensation Committee, the

Board voted to equate the 2003 annual retainer to a value of $73,000, consisting of a combination of shares of Company stock issued pursuant to the Non-Employee Director Stock Ownership Plan and cash. All directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board of Directors and its committees.

Following Mr. O’Brien’s separation from the Company as its President and Chief Executive Officer in October 2002, the Board voted to grant Mr. O’Brien 1,485 shares of AFC stock under the Non-Employee Director Stock Ownership Plan as a retainer for his service as a director for the period from October 25, 2002 through the 2003 Annual Meeting of Shareholders. On the date of grant, the stock had an aggregate market value of approximately $12,200. To facilitate the transition following Mr. O’Brien’s separation, the Company entered into a consulting agreement with Mr. O’Brien for a period of six months, ending April 30, 2003, at a rate of $15,000 per month. The Company has also agreed to reimburse Mr. O’Brien for reasonable business expenses and to provide him with office space and secretarial support. Mr. O’Brien will not receive director meeting fees so long as he receives payments under the consulting agreement.

In December 2002, the Board voted to pay Mr. Angelini a Chairman’s retainer fee of $100,000 for the six month period following his election as Chairman of the Board in October 2002. Mr. Angelini will not receive Board meeting fees during this period. The Company also agreed to provide him with appropriate office space and with secretarial support.

Directors may defer receipt of their cash and stock compensation. Deferred cash amounts are accrued in a memorandum account and were credited with interest at eight percent per annum in 2002. The Compensation Committee has established an interest rate of 5.42% per annum for 2003. At the election of each director, cash deferrals of meeting fees may be converted to AFC stock at the time of deferral, with such stock issued pursuant to the Non-Employee Director Stock Ownership Plan.

Director Retirement Policy

It is the policy of the Board of Directors that a director retire at the Annual Meeting of Shareholders following his or her attainment of age 70. A director who is first elected to the Board after the age of 65, however, will retire at the Annual Meeting of Shareholders following his or her attainment of age 72. Due to Mr. Gee’s decision not to stand for re-election, as discussed earlier, the Board has made an exception to the retirement policy for Mr. Jacobson, who was scheduled to retire following the 2003 Annual Meeting.

There are no family relationships among any of the directors or executive officers of AFC and its subsidiaries.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the number of shares of AFC’s Common Stock owned as of March 21, 2003 by (i) each director of AFC, (ii) the named executive officers in the Summary Compensation Table appearing later in this Proxy Statement, (iii) all executive officers and directors of AFC as a group and (iv) each person who is known by AFC to be the beneficial owner of more than five percent of AFC’s Common Stock as of such date. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Owned*
Michael P. Angelini	13,753	(1)
E. Gordon Gee	6,369
Samuel J. Gerson	6,369
Gail L. Harrison	2,668	(2)
Robert P. Henderson	8,769
J. Kendall Huber	29,250	(3)
M Howard Jacobson	7,169
John P. Kavanaugh	85,081	(4)
Wendell J. Knox	4,204	(5)
Robert J. Murray	8,769
Terrence Murray	7,838
John F. O’Brien	172,240	(6)
Edward J. Parry, III	71,220	(7)
Robert P. Restrepo, Jr.	113,300	(8)
John R. Towers	3,377	(9)
Herbert M. Varnum	10,500
Directors and executive officers as a group (19 persons)	699,689	(10)	1.3% of shares of AFC Common Stock outstanding
Holders of Greater Than Five Percent of Common Stock
FMR Corp. 82 Devonshire Street Boston, MA 02109	5,283,853	(11)	9.9% of shares of AFC Common Stock outstanding
Hotchkis & Wiley Capital Management LLC 725 South Figuerora Street, 39th Floor Los Angeles, CA 90017	4,362,888	(12)	8.2% of shares of AFC Common Stock outstanding

*	With the exception of AFC Common Stock held by directors and executive officers as a group and by FMR Corp. and Hotchkis & Wiley Capital Management LLC, each of the amounts represents less than 1% of the outstanding shares of Common Stock as of March 21, 2003. As to shares listed in the table, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers, including named executive officers, have deferred receipt of certain stock grants including grants of restricted stock. Deferred stock is held in a rabbi trust (the “Rabbi Trust”), the trustee of which is a subsidiary of State Street Corporation. As of March 21, 2003, the Rabbi Trust held 83,664 shares of AFC common stock pursuant to deferrals by directors and executive officers. These shares may be voted by the trustee of the Rabbi Trust. For information regarding specific deferrals, please refer to the notes below.

(1)	Excludes 1,914 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred.
(2)	Excludes 5,369 shares held by the Rabbi Trust, the receipt of which Ms. Harrison has deferred.
(3)	Includes 20,250 shares underlying options exercisable within 60 days.
(4)	Includes 481 shares held for the benefit of Mr. Kavanaugh by the trustees of the First Allmerica Financial Life Insurance Company’s Employees’ 401(k) Matched Savings Plan (the “401(k) Plan”) and 60,050 shares underlying options exercisable within 60 days.
(5)	Excludes 1,485 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(6)	Includes 202 shares held for the benefit of Mr. O’Brien by the trustees of the 401(k) Plan.
(7)	Includes 29 shares held for the benefit of Mr. Parry by the trustees of the 401(k) Plan and 37,600 shares underlying options exercisable within 60 days.
(8)	Includes 108,300 shares underlying options exercisable within 60 days. Excludes 21,796 shares held by the Rabbi Trust, the receipt of which Mr. Restrepo has deferred.
(9)	Mr. Towers shares voting and investment power with his wife.
(10)	Includes 6,150 shares of restricted stock over which the holders have no investment power, 3,639 shares held by the trustees of the 401(k) Plan, 324,600 shares underlying options exercisable within 60 days. See notes 1 through 9 above.
(11)	Based on a Schedule 13G/A dated February 13, 2003, filed by FMR Corp. FMR Corp. and Edward C. Johnson have sole dispositive power over 5,283,853 shares, but do not have sole voting power for such shares. Edward C. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power and sole voting power over 90,360 shares.
(12)	Based on a Schedule 13G dated February 7, 2003 filed by Hotchkis & Wiley Capital Management LLC, which has sole dispositive power over 4,236,088 shares and sole voting power over 3,445,588 shares.

As of March 21, 2003, there were no persons other than FMR Corp. and Hotchkis & Wiley Capital Management LLC known to AFC to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

The following table sets forth information as of December 31, 2002 with respect to compensation plans under which equity securities of the Company are authorized for issuance:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,534,000	$48.35	4,103,204	(1)
Equity compensation plans not approved by security holders	—	$48.35	—

Total	4,534,000		4,103,204	(1)

(1)	Includes 4,045,553 shares available for future issuance under the Long-Term Stock Incentive Plan, all of which may be issued as restricted stock or pursuant to stock options. Also includes 57,651 shares available for future issuance under the Non-Employee Director Stock Ownership Plan. The number of shares available for future issuance under the Long-Term Stock Incentive Plan was determined based on the formula set forth in that plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all plan and non-plan compensation awarded to, earned by, or paid to the former Chief Executive Officer of AFC and the four other most highly compensated executive officers of AFC (collectively, the “Named Executive Officers”).

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compen- sation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compen- sation ($)(4)
John F. O’Brien	2002	807,692	—	2,251,953	—	300,000	120,169
Former President and Chief	2001	976,923	—	374,737	3,767,450	—	120,824
Executive Officer (5)	2000	900,000	939,300	122,111	2,736,875	—	120,827

Robert P. Restrepo, Jr.	2002	450,000	300,000	—	—	45,000	5,500
Senior Vice President	2001	450,000	—	261,106	249,500	32,500	5,100
President and CEO,	2000	447,692	295,785	—	137,605	30,750	5,100
Allmerica Property &
Casualty Companies

Edward J. Parry, III	2002	384,154	200,000	—	—	50,000	5,500
Senior Vice President and	2001	358,462	—	—	798,400	—	5,100
Chief Financial Officer	2000	310,769	208,736	—	373,375	—	5,100
President and CEO,
Allmerica Asset Accumulation

John P. Kavanaugh	2002	370,000	127,000	—	—	45,000	5,500
Vice President and Chief	2001	364,231	—	—	658,680	—	5,100
Investment Officer	2000	336,923	191,579	—	438,625	—	5,100

J. Kendall Huber	2002	333,846	125,000	—	—	33,000	5,500
Senior Vice President	2001	319,231	—	50,000	399,200	—	5,100
and General Counsel	2000	242,308	152,520	92,585	210,375	20,000	—

(1)	Amounts represent bonuses earned pursuant to the Company’s Short-Term Incentive Compensation Plan.
(2)	The amount reported for Mr. O’Brien in 2002 includes a reimbursement from the Company of $1,822,721, pursuant to the Company’s contractual obligation to fully reimburse him for taxes he incurred as a result of making a so-called 83(b) election pursuant to Section 83(b) of the Internal Revenue Code, which election was associated with the grant of restricted stock in 2000. The amount reported for Mr. O’Brien in 2002 also includes approximately $28,000 for the use of a Company car and driver, and $28,895 for spousal travel expenses. The amounts shown for Mr. O’Brien also reflect the payment of taxes in the amount of $96,033 in 2002, $97,083 in 2001 and $97,674 in 2000 in connection with the payment of a life insurance premium on behalf of Mr. O’Brien. All other amounts shown for Mr. O’Brien reflect above-market earnings on deferred compensation. The amount shown for Mr. Restrepo in 2001 reflects reimbursement for relocation expenses. The amounts reported for Mr. Huber reflect, for 2001, the second half of a sign-on bonus and, in 2000, the first half of a sign-on bonus and reimbursement of $42,585 for moving expenses.

(3)	Amounts reflect the market value of the restricted stock awards on the date of grant. The receipt of restricted stock granted to the Named Executive Officers is deferred to the extent such compensation is not deductible to the Company under Internal Revenue Code Section 162(m). The aggregate holdings (including for the purposes of this footnote, restricted shares that have been deferred) and market value of restricted stock based on the closing price on December 31, 2002 ($10.10), for each individual are: Mr. O’Brien, no shares/$0; Mr. Restrepo, 10,796 shares/$109,040; Mr. Parry, 26,300 shares/$265,630; Mr. Kavanaugh, 25,300 shares/$255,530; and Mr. Huber, 12,500 shares/$126,250. Dividends will be paid on restricted stock reported in this column to the extent dividends are paid to other shareholders of AFC. Dividends on deferred restricted stock will also be deferred.
(4)	Amounts shown include $5,500 paid to each of the eligible Named Executive Officers during 2002 in the form of employer contributions to each Named Executive Officer’s 401(k) and related post-retirement accounts (except the amount contributed on behalf of Mr. O’Brien in 2002 of $4,442, which is attributable to the Non-Qualified Executive Retirement Plan). The amount shown for Mr. O’Brien in 2002 also reflects the payment of a life insurance premium of $115,727.
(5)	Mr. O’Brien resigned as President and Chief Executive Officer of the Company effective October 25, 2002. Mr. O’Brien forfeited all outstanding restricted stock and stock options.

Option Grants in Last Fiscal Year

The following table contains information concerning stock options granted to the Named Executive Officers in 2002. The Company has not granted stock appreciation rights to any of its Named Executive Officers. All of the stock options were granted pursuant to the Company’s Long-Term Stock Incentive Plan.

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2002	Exercise or Base Price ($ per share)	Expiration Date	Grant Date Present Value(2)
John F. O’Brien (3)	300,000	17.7%	$44.05	01/02/2012	$4,456,208
Robert P. Restrepo, Jr.	45,000	2.7%	$44.05	01/02/2012	$668,431
Edward J. Parry, III	50,000	2.9%	$44.05	01/02/2012	$742,701
John P. Kavanaugh	45,000	2.7%	$44.05	01/02/2012	$668,431
J. Kendall Huber	33,000	1.9%	$44.05	01/02/2012	$490,183

(1)	The securities underlying the options granted were shares of the Company’s Common Stock. The options were granted on January 2, 2002 and become exercisable in 25% increments on the first and second anniversaries with the remaining 50% becoming exercisable on the third anniversary of the date of grant.
(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in the table. The Company’s use of the model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: options exercised from 2.5 to 5 years, stock price volatility of 40.18%, dividend yield of 0.0%, risk-free interest rate of 1.67% and no adjustment made for forfeitures or transferability. The real value of the options depends upon the actual performance of the Company’s Common Stock during the applicable period.
(3)	All of Mr. O’Brien’s outstanding stock options, including those listed in the table above, were forfeited at the time of his resignation as President and Chief Executive Officer of the Company in October 2002.

Year-End 2002 Option Value Table

The following table sets forth information for the Named Executive Officers regarding options to acquire shares of the Company’s Common Stock held as of December 31, 2002. All of the stock options were granted pursuant to the Company’s Long-Term Stock Incentive Plan.

Name	Shares acquired on exercise (#)	Value realized ($)	Number of Securities Underlying Unexercised Options at Year-End 2002 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Year-End 2002 ($)(1) Exercisable/Unexercisable
John F. O’Brien (2)	—	—	0/0	0/0
Robert P. Restrepo, Jr.	—	—	78,000/112,250	0/0
Edward J. Parry, III	—	—	21,700/56,800	0/0
John P. Kavanaugh	—	—	43,600/55,400	0/0
J. Kendall Huber	—	—	8,000/45,000	0/0

(1)	Calculated based on the difference between the option exercise price and $10.10, the closing price per share of the Company’s Common Stock on the New York Stock Exchange Composite Tape on December 31, 2002.
(2)	All of Mr. O’Brien’s outstanding stock options were forfeited at the time of his resignation as President and Chief Executive Officer of the Company in October 2002.

Employment Agreements and Non-Solicitation Agreements

The Company entered into employment agreements with Messrs. Huber, Parry and Restrepo for a term from November 1, 2002 to December 31, 2003. The agreements established each individual’s base salary effective November 1, 2002 ($375,000 for Mr. Huber, $450,000 for Mr. Parry, and $450,000 for Mr. Restrepo), and established 2002 incentive compensation bonus levels. The agreements also establish retention bonuses if such individuals are employed by the Company through December 31, 2003: Mr. Huber will receive $350,000; Mr. Parry will receive $500,000; and Mr. Restrepo will receive $500,000.

Each individual may also be entitled to certain severance payments pursuant to their employment agreements. Mr. Huber will receive $450,000 if, during the term of his employment agreement: (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason (as defined in the agreement) or (iii) he elects to leave the Company between November 1, 2002 and July 1, 2003. Mr. Parry will receive $450,000 if his employment is terminated by the Company more than 30 days prior to the employment of a new chief executive officer or if Mr. Parry terminates his employment for good reason within 90 days after the employment of a new CEO. Alternatively, Mr. Parry will receive $600,000 if his employment is terminated: (i) by the Company within 30 days of a new CEO’s employment, (ii) by a new CEO, or (iii) by Mr. Parry, at his election between the 91st and 120th day after the employment of a new CEO. Mr. Restrepo will receive $450,000 if his employment is terminated by the Company without cause prior to employment of a new CEO or if Mr. Restrepo terminates his employment for good reason within 60 days after the employment of a new CEO. Alternatively, Mr. Restrepo will receive $600,000 if a new CEO terminates his employment, or if Mr. Restrepo terminates his employment for good reason, more than 60 days after employment of a new CEO.

All of the Company’s Named Executive Officers are subject to non-solicitation agreements (“Non-Solicitation Agreements”) with the Company. The Non-Solicitation Agreements provide that, during employment and for a period of two years after termination, the executive officer will not recruit or solicit, attempt to induce, or assist or encourage others to recruit or solicit, any employee, agent or broker of the Company to terminate employment with the Company. The Non-Solicitation Agreements prohibit the executive officers from soliciting the business or patronage of any policyholders or existing or prospective clients, customers or accounts of the Company that were contacted, solicited or served while the executive officer was employed by the Company. Finally, the Non-Solicitation Agreements provide that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Employment Continuity Plan

Each of the Named Executive Officers (with the exception of Mr. O’Brien) and certain other officers of the Company participate in the Allmerica Financial Corporation Employment Continuity Plan (the “Employment Continuity Plan”). In the event of a Change in Control (defined below) of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the Change in Control, or voluntary termination of a participant in the 13th month after a Change in Control, the Employment Continuity Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a Multiplier (defined below) times the sum of a participant’s base salary, target bonus for the year in which the Change in Control occurs and the amount that otherwise would have been credited under the Company’s cash balance pension plan sponsored by the Company or its affiliates. The Multiplier is three (3) for Messrs. Huber and Parry, and two (2) for Messrs. Kavanaugh and Restrepo. Additionally, the Employment

Continuity Plan provides for continued coverage under the health and welfare benefit plans sponsored by the Company and its affiliates, the lump-sum actuarial equivalent for grandfathered benefits earned under the retirement plan for “transition group” employees for the number of years commensurate with the Multiplier, an amount equal to the participant’s target bonus pro-rated for service performed in the year of termination, and outplacement services. Participants are also entitled to a gross-up payment when the Change in Control payment or other benefit under the plan is subject to the excise tax imposed by section 4999 of the Internal Revenue Code.

For purposes of the Employment Continuity Plan, a Change in Control is defined as follows: (i) a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the Employment Continuity Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) any person or group is or becomes the beneficial owner of 35% or more of the Company’s voting stock outstanding; (iii) a merger or consolidation of the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the merger or consolidation own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the merger or consolidation; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

In the event of a Change of Control, for all stock awards and stock options granted to a participant pursuant to the Company’s Long-Term Stock Incentive Plan that do not otherwise vest immediately after the Change of Control, the participant will be paid a lump sum amount equal to (i) the fair market value of all stock awards as of the date of the Change of Control (excluding stock options) and (ii) with respect to stock options, the excess of the fair market value of the Company’s common stock as of the date of the Change of Control over the stock option exercise price.

Pension Benefits

The Company maintains a tax-qualified, non-contributory defined benefit pension plan (the “Pension Plan”) for the benefit of eligible employees. Prior to January 1, 1995, the Pension Plan benefit formula (the “Prior Plan Formula”) was based upon a percentage of the participant’s final average compensation multiplied by years of credited service, to a maximum of 35 years. Final average compensation was defined as the average of the highest consecutive five years of eligible compensation or last 60 months, if greater. Benefits under this formula were frozen for all employees as of December 31, 1994, with the exception of a certain grandfathered group (the “Transition Group”). This Transition Group continues to accrue benefits under the Prior Plan Formula. None of the Named Executive Officers is a member of this Transition Group.

Effective January 1, 1995, the Company modified the Pension Plan to provide for a cash balance plan formula (the “Cash Balance Formula”). Each year, the Company allocates a percentage of a participant’s eligible compensation to a separate memorandum account established for the participant. At the end of the year the Company sets the allocation percentage based on Company performance, with a minimum of 0.5% of eligible compensation. Participants may elect hypothetical investment options from choices provided by the Company. Upon termination of employment, participants may elect to receive a monthly annuity payment or an immediate lump sum payment.

The Company also maintains an Excess Benefit Plan, which provides eligible individuals with the difference between the benefits calculated under the Pension Plan formula (including the Cash Balance Formula) without regard to Federal limitations and the maximum amount that may be paid from the Pension Plan under Federal tax laws, and a Non-Qualified Executive Deferred Compensation Plan, which allows certain employees to defer up to 12.5% of their base salary. Both of these plans are unfunded and non-qualified.

The Company has also adopted the unfunded Non-Qualified Executive Retirement Plan, designed to mirror the Company’s qualified plan formulas. Mr. O’Brien is the only Named Executive Officer who participated in this plan. Under this plan, effective January 1, 1995, Mr. O’Brien forfeited future participation in the Company’s Pension Plan and 401(k) Matched Savings Plan and instead could (i) elect to defer compensation equal to the maximum 401(k) Matched Savings Plan annual contribution, (ii) receive and defer an amount equal to the Company’s matching contribution, (iii) receive and defer an amount equal to the Pension Plan annual Cash Balance Formula allocation without regard to Federal limitations and (iv) defer up to 12.5% of base salary.  Mr. O’Brien’s account value under this plan was distributed to him on October 31, 2002.

The estimated annual single life annuity retirement benefits payable at the normal retirement age of 65 for the Named Executive Officers are as follows: Mr. O’Brien, $92,866; Mr. Restrepo, $73,668; Mr. Parry, $151,270; Mr. Kavanaugh, $130,492; and Mr. Huber, $50,958. In lieu of the retirement benefit payable to Mr. O’Brien, set forth in the previous sentence, Mr. O’Brien elected to receive the benefit in a lump sum distribution from the Retirement Benefit Account of the Non-Qualified Executive Retirement Plan of $1,155,918, which distribution was made on October 31, 2002. An additional Retirement Benefit Account allocation of $24,231, attributable to 2002 earnings, was credited to Mr. O’Brien’s Executive Retirement Plan account in March 2003. Pursuant to the terms of the plan, that amount plus earnings thereon were distributed to him.

The amounts for the Named Executive Officers (excluding Mr. O’Brien) were calculated under the Prior Plan Formula and the Cash Balance Formula, including Excess Plan benefits. Amounts in the Cash Balance memorandum accounts for each Named Executive Officer were projected to age 65 assuming: (i) each individual’s eligible compensation until retirement equals base salary plus bonus as shown in the Executive Compensation Table for 2002, with a projected salary growth of 3%, (ii) an annual allocation of 3% of eligible compensation and (iii) an assumed annual investment income rate of 6% for all executives. This assumed interest rate is based on each plan participant’s ability to direct account balances into various investments.

Compensation Committee Report

The Compensation Committee (the “Committee”) is responsible for reviewing and establishing the Company’s compensation practices and policies, approving salaries for the Chief Executive Officer and other members of senior management, including the Named Executive Officers, who comprise the Operating Committee (the “Operating Committee”), as well as the compensation structure for other senior officers. The Committee also reviews and recommends for Board approval all Board and Committee compensation. In executing its compensation responsibilities, the Committee utilizes the assistance of one or more independent compensation consulting firms. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Compensation Philosophy.

The objectives of the executive compensation program are to attract and retain individuals key to the future success of AFC and its subsidiaries, to motivate executives to achieve the business objectives of AFC, and to align the long-term interests of executives with those of shareholders.

Components of Compensation.

The principal components of the executive compensation program are base salary, performance-based annual incentive compensation and long-term incentive compensation. Annual base salaries of the Named Executive Officers and other key executives are set at levels considered to be competitive with amounts paid to executive officers with comparable qualifications, experience and responsibilities at competing companies, based on published surveys, proxy and other information. The Company maintains an annual incentive compensation plan providing supplementary cash compensation (bonuses) to key employees who contribute materially to the success of the Company and its subsidiaries. During 2002, annual incentive compensation under this plan was tied to the achievement of significant individual and financial performance goals, including corporate earnings per share and business unit performance. Payments of bonuses to executive officers for 2002 were in accordance with plan terms, except that certain executive officers, including some named executive officers, received bonus payments pursuant to the terms of their employment agreements. Long-term incentive compensation is provided under AFC’s Long-Term Stock Incentive Plan (the “Stock Plan”), which provides restricted stock grants, stock options and other stock-based compensation intended to promote superior performance over a longer period of time. The Stock Plan is intended to attract and retain executives and to satisfy the objectives of linking executives’ long-term interests with those of the shareholders and to encourage stock ownership in the Company. Factors considered in determining the grant of awards under the Stock Plan include the contribution of each executive to the long-term performance of AFC and the importance of such executive’s responsibilities within the organization.

Following the resignation on October 28, 2002 of Mr. O’Brien as the Company’s President and Chief Executive Officer, the Compensation Committee determined that, in order to maintain continuity in management until a new chief executive officer was selected, it was in the Company’s best interest to enter into employment agreements with certain executive officers who are considered key to the Company’s ongoing operations during this transition period. Agreements with the “named executive officers” are described in detail earlier in this Proxy Statement under the heading “Employment Agreements and Non-Solicitation Agreements”.

Compensation of the Chief Executive Officer.

In approving the 2002 compensation package for Mr. O’Brien, the Committee compared Mr. O’Brien’s compensation against the comparative base salaries, annual and long-term incentives and other compensation of chief executives of a peer group of life and property and casualty insurance companies of similar size offering similar products and services. The Committee engaged an independent compensation consultant to assist with the peer group comparisons. The Committee’s review also included, but was not limited to, an assessment of the performance of the Company and its subsidiaries in terms of profitability and growth in the various business lines, an evaluation of its capital position and the implementation of significant cost controls and other initiatives. In comparison to the peer group of companies, Mr. O’Brien’s base salary and his potential for incentive compensation as a percentage of base salary were within the median market range. To further align  Mr. O’Brien’s interests with those of the Company’s shareholders, and as an incentive for future performance, the Committee approved the grant of stock options for 300,000 shares of stock to Mr. O’Brien in January 2002 pursuant to the Stock Plan.

On October 28, 2002, Mr. O’Brien resigned from his position as President and Chief Executive Officer. At that time, the January 2002 stock option grant and all previous stock options outstanding were cancelled. In addition, 151,000 shares of restricted stock previously awarded to Mr. O’Brien were cancelled. In accordance with an agreement with Mr. O’Brien made in 2000, the Company reimbursed him for income and other taxes he elected to pay pursuant to Section 83(b) of the Internal Revenue Code.

Mr. O’Brien’s 2002 incentive compensation performance measures included a corporate goal based upon earnings per share and individual performance goals, such as the achievement of certain financial targets including revenue, expenses and the appreciation of AFC’s stock price. Mr. O’Brien did not receive a bonus for 2002.

The Committee believes that the executive compensation policies of AFC and its subsidiaries are appropriate both to attract and retain corporate officers and other key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to a corporation’s chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation, such as stock options and annual bonuses paid under the Short-Term Incentive Compensation Plan which was previously approved by shareholders, is not subject to the deduction limit if certain requirements are met. Compensation paid to named executive officers in 2002 did not trigger the deductibility limits under Section 162(m). The Committee currently intends, where practicable in light of other considerations, including the necessity of maintaining competitive pay practices, to structure performance-based executive compensation to maximize the deductibility to the Company of such compensation.

Members of the Compensation Committee:

Herbert M. Varnum, Chair

Robert P. Henderson

M Howard Jacobson

John R. Towers

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2002.

Review of Financial Statements and Other Matters with Independent Accountants

The Audit Committee discussed with the Company’s independent accountants, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as modified. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2002 is compatible with maintaining PricewaterhouseCoopers’ independence from the Company.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission (the “Commission”).

Other Matters

The Audit Committee has satisfied its responsibilities under its then current Charter for the year 2002.

In accordance with the rules of the Commission, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the Commission or subject to the Commission’s Regulation 14A, other than as provided in Item 306, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 17, 2003

AUDIT	COMMITTEE

Robert J. Murray, Chair

Gail L. Harrison

Wendell J. Knox

John R. Towers

ITEM II

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP has been appointed by the Audit Committee of the Board of Directors, subject to ratification by the shareholders, to be AFC’s independent public accountants for 2003. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR the proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as independent public accountants for AFC for 2003. If ratification is not obtained, the Audit Committee will reconsider the appointment.

Audit Fees

The fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for the year were $1,759,000.

Financial Information Systems Design and Implementation Fees

There were no fees billed for professional services rendered by PricewaterhouseCoopers LLP for financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

The fees billed for other audit-related services and tax services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2002 were $1,810,000. Fees for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2002 were $2,099,000, which amount includes $1,279,000 of fees to PwC Consulting, the consulting business PricewaterhouseCoopers LLP sold to IBM Corporation on October 1, 2002.

ITEM III

SHAREHOLDER PROPOSAL

The Company has been notified that the Massachusetts Carpenters Pension & Annuity Funds (the “Carpenters Funds”), 350 Fordham Road, Wilmington, Massachusetts 01887, intends to present the following proposal for consideration at the Annual Meeting of Shareholders. The Carpenters Funds beneficially owned 1,500 shares of AFC stock as of December 23, 2002.

Carpenters Funds Proposal

“Resolved, that the shareholders of Allmerica Financial Corporation (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

“Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

“Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” August 16, 2002.

“Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom – examples of outright crookedness. Rather I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

“Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, the General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.”

Recommendation of the Board of Directors AGAINST the Proposal

The Board of Directors recommends voting AGAINST the Carpenters Funds’ Proposal at this time.

The Audit Committee, the Board of Directors and management have carefully considered the appropriateness of expensing employee stock options in the manner proposed by the Carpenters Funds. We fully agree that investors must have financial statements and other information that fairly report both our earnings and executive compensation.

Investors, however, have an equally compelling need for financial statements that facilitate comparisons between companies of similar size or industry. The Carpenters Funds acknowledge in their statement that most companies do not use the method they advocate.

In addition, the accounting profession, the Financial Accounting Standards Board and the International Accounting Standards Board are themselves debating the question as to whether a single method of recognizing options should apply to all companies. As a result of these concerns, we have determined that for the time being the method currently used remains appropriate, but that we should continue to monitor and re-examine this subject.

Current accounting rules give companies the choice of accounting for stock options using either one of two methods: the “intrinsic value” method of accounting, which values the cost of the option as the positive spread between the fair market value of the underlying stock on the date of grant and the option exercise price, or the “fair value” method of accounting, which values such cost based on a theoretical option pricing model. We have always used the intrinsic value method. However, in accordance with current accounting rules, we clearly and prominently disclose in Note 13 of our financial statements the impact if the fair value method was used.

Accordingly, the Company provides essentially the same information to investors that they would have received if we accounted for options in the manner proposed by the Carpenters Funds.

In addition, our proxy statements fully disclose information relating to executive compensation, including both the intrinsic and fair value of options granted to key executive officers. Importantly, the Company has never granted stock options to executives that were “in the money” at the time of grant.

While several major U.S. companies have announced plans to change their method of accounting for employee stock options to the fair value method, it is unclear whether this practice will in fact become standard. No single methodology is mandated for computing fair value and the applicable accounting provisions related to this methodology are subject to wide interpretation, which can have a material impact on the calculation of expenses.

If the accounting profession establishes a single standard or provides better information on appropriate ranges for assumptions to be used in the calculation of fair value, and if there is a consensus on the appropriate method of accounting for stock options issued by comparable companies in our industry, the directors intend to reconsider their position on this issue.

The Board of Directors recommends a vote AGAINST this proposal, and your proxy will be so voted if the proposal is properly presented, unless you specify otherwise.

COMMON STOCK PERFORMANCE CHART

The following graph compares the performance of the Company’s Common Stock since December 31, 1997, with the performance of the S&P 500 Index and with the performance of an industry peer group comprised of a composite of two published indices—the S&P Property-Casualty Insurance Index and the S&P Life/Health Insurance Index. Returns of the latter two indices have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph. The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN *

AMONG ALLMERICA FINANCIAL CORPORATION,

THE S&P 500 INDEX AND A PEER GROUP

* $100 invested on 12/31/97 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

The insurance composite is a market value weighted composite of the S&P Property-Casualty Insurance and the S&P Life/Health Insurance indices. The components of the insurance composite have been weighted in accordance with the respective aggregate market capitalization of the companies in each index at the beginning of each period shown on the graph, as indicated below:

	12/97	12/98	12/99	12/00	12/01	12/02
S&P Property-Casualty	69.23%	62.87%	58.11%	53.84%	55.40%	57.28%
S&P Life-Health	30.77%	37.13%	41.89%	46.16%	44.60%	42.72%

Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%

The Audit Committee Report, Compensation Committee Report and Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that AFC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “Commission”) and the New York Stock Exchange (the “NYSE”). Such persons are required by Commission regulations to provide to AFC copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to AFC and written representations from AFC’s executive officers and directors, AFC believes that during 2002 there was full compliance with all Section 16(a) filing requirements, except that shares granted to Mr. Angelini under AFC’s Non-Employee Director Stock Ownership Plan in lieu of cash payments of Board and Committee meeting fees, the receipt of which Mr. Angelini agreed to defer pursuant to a deferral agreement dated December 15, 1998, were inadvertently not timely reported for the years ended 1999 (212 shares), 2000 (173 shares) and 2001 (197 shares) and for October 2002 (483 shares) and January 2003 (594 shares), and changes in the form of ownership of certain shares previously reported by Messrs. Kavanaugh and Parry changed from “indirect” to “direct” (when shares were released from deferral accounts in March 2002 pursuant to preexisting deferral agreements), were not timely reported. Such failure to timely file occurred due to administrative oversights by Company personnel. Corrective reports have been filed for each individual.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Business Relationships

The Company’s subsidiaries or affiliates have, from time to time, retained the services of Bowditch & Dewey LLP, a law firm in which Mr. Angelini is a partner. In 2002, the Company paid Bowditch & Dewey LLP $15,500 for legal services performed during the year.

Indebtedness of Management

In connection with the relocation to Worcester, Massachusetts of Robert P. Restrepo, Jr., a Named Executive Officer, the Company established a $1 million line of credit in December 2000 for Mr. Restrepo’s purchase and renovation of his home in Worcester. The Compensation Committee of the Board of Directors reviewed and approved the line of credit. Amounts outstanding under the line of credit bear interest at a fixed rate of 5.87% (the applicable federal rate for December 2000), compounded annually. Outstanding principal and accrued interest become due on February 5, 2006. Security for the line of credit consists of AFC common stock owned by Mr. Restrepo and a third mortgage on the acquired real estate. Amounts outstanding under the line of credit become immediately due and payable if Mr. Restrepo’s employment with the Company terminates, or if there is a Change in Control of the Company, as defined in the section of this Proxy Statement entitled “Employment Continuity Plan” above. As of March 31, 2003, the total amount outstanding under the loan consisted of principal of $1,000,000 and accrued interest of $105,019, which was the largest amount outstanding at any one time since the line of credit was established.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of AFC’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2002, by calling (800) 407-5222 or by writing to AFC at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Secretary). A copy of AFC’s Annual Report on Form 10-K (including all exhibits) can also be found on the Securities and Exchange Commission’s web site at http://www.sec.gov. This information is also available on the Company’s web site at http://www.allmerica.com.

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of AFC must be received by the Company’s Secretary, Allmerica Financial Corporation, 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 9, 2003, to be eligible under the Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2004 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2004 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Secretary by February 20, 2004, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 20, 2004, unless the proponent otherwise complies with the requirements of the Commission’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 7th day of April 2003.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

EXHIBIT A

ALLMERICA FINANCIAL CORPORATION

AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of at least three directors who must satisfy the independence requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange, including any limitations on the compensation paid to Audit Committee members, as such requirements are interpreted by the Board of Directors in its business judgment. All Audit Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise, as such requirements are interpreted by the Board of Directors in its business judgment. Audit Committee members and the committee chairman shall be designated by the full Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. No member of the Audit Committee shall serve on the audit committee of more than three public companies, unless approved by the Board of Directors.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors. The Audit Committee may delegate certain responsibilities of the Committee hereunder to particular members of the Committee.

Statement of Policy and Purpose

The Audit Committee shall (a) provide assistance to the Board of Directors in overseeing (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and its independent auditors; and (b) prepare the report required by Securities and Exchange Commission’s rules to be included in the Company’s proxy statement.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to foster quality corporate accounting and reporting practices and quality financial reports.

In carrying out these responsibilities, the Audit Committee will:

•	Obtain the full Board of Directors’ approval of this Charter and review and reassess this Charter annually.

•	Retain, oversee, evaluate and when deemed appropriate by the Committee, terminate, the Company’s independent auditors, which shall report directly to the Audit Committee, and have a clear understanding with the independent auditors that they are directly accountable to the Audit Committee.

•	Approve all engagement fees and terms for the audit and audit-related services, consider the adequacy of such compensation, pre-approve all audit and permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide audit and permitted non-audit services.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and quarterly reviews and the procedures to be utilized in conducting such audit and quarterly reviews.

•	Review annually a written report by the independent auditor describing (a) the independent auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality- control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues. In this regard the Audit Committee will review the experience and qualifications of the senior members of the independent auditor team, including its lead partner, and, when deemed appropriate, consider rotation of the independent auditor. Review annually a written report by the independent auditor delineating all their relationships and professional services with the Company, as required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees. In addition, discuss with the independent auditors the nature and scope of any disclosed relationships or professional services, including non-audit or consulting services, and take appropriate action to ensure the continuing independence of the auditors. The Audit Committee will present its conclusions to the Board of Directors.

•	Set clear hiring policies or procedures for employees and former employees of the independent auditor.

•	Review the internal audit function of the Company including its leadership and organization, the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Review a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any significant deviations from the original plan.

•	Consider and review with the independent auditors, the director of internal auditing and financial management of the Company, the adequacy and effectiveness of the Company’s internal controls, including financial, operational, compliance, and computerized information system controls, to ensure that there is an appropriate control process for reviewing and approving the Company’s internal transactions and accounting.

•	Review the reports of the CEO and CFO (in connection with their required certifications) regarding any significant deficiencies or material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the company’s internal controls.

•	Review major issues regarding the adequacy of the Company’s internal controls and any special audit steps adopted in light of identified, material control deficiencies.

•	Determine whether the independent auditors are satisfied with the disclosure and content of the financial statements contained in the annual report to shareholders and quarterly reports. Review with financial management and the independent auditors:

(a)	the results of their timely analysis of significant financial reporting issues and practices, including the selection, application and disclosure of critical accounting policies,

(b)	off balance sheet structures (including contingent obligations) and any other relationships of the Company with unconsolidated entities that may have a current or future material effect on the Company’s financial statements,

(c)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor,

(d)	their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and other significant decisions made in preparing the financial statements,

(e)	any pro forma information proposed to be included in the Company’s financial statements or any other public disclosure,

(f)	related party transactions, and

(g)	changes in, or adoptions of, accounting principles and disclosure practices and their effects on the Company’s financial statements.

Also discuss with financial management and the independent auditors any other matters required to be communicated to the committee by the auditors, including those matters required to be discussed by Statement on Auditing Standards No. 61, as modified, and by governing laws and regulations.

•	Review with management and the independent auditor the Company’s policies with respect to risk assessment and risk management and the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Review legal and regulatory compliance matters that may have a material impact on the financial statements.

•	Review correspondence with regulators or government agencies and employee complaints or published reports which pose substantial and material issues regarding the integrity of the Company’s financial statements.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters.

•	Review the Company’s code of ethics.

•	Meet separately, periodically, with the internal auditors, the independent auditors and management and, at least annually, meet separately with the Company’s chief financial officer. Among the items to be discussed in these meetings are the auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit and whether there are any disagreements with management or other problems or difficulties encountered during the course of the audit, including restrictions on the scope of work, access to required information or management’s response.

•	Discuss with the independent auditor (a) accounting adjustments, other than amounts considered de minimis, that were identified or proposed by the independent auditor and were not implemented,

(b) communications between the audit team and the independent auditor’s national office relating to auditing or accounting issues presented by the engagement, (c) any “management letter” issued or proposed to be issued by the independent auditor to the Company and any other material written communications between the independent auditor and the management, and (d) any issues identified or problems encountered by the independent auditor with management’s response to such adjustments, communications or letter, and resolve any disagreements between management and the independent auditor regarding financial reporting.

•	Meet at least four times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

•	Review and discuss with financial management and the independent auditors the annual audited financial statements and quarterly financial statements, and the Company’s disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q and Form 10-K, prior to the filing of the Form 10-Q or Form 10-K.

•	Review and discuss generally with financial management and the independent auditors earnings releases and the types of information to be disclosed and the type of presentation to be made in earnings releases and in financial information and earnings guidance (if any) given to analysts and rating agencies.

•	Regularly review the matters discussed at each Audit Committee meeting with, or submit the minutes of all meetings of the Audit Committee to, the Board of Directors.

•	The Audit Committee shall have the power to review, or to conduct or authorize investigations into, any matters within the committee’s scope of responsibilities.

•	The Audit Committee shall have the authority, at the expense of the Company, to retain such accounting, legal and other advisors as it shall deem appropriate without approval of the Board of Directors or management.

•	Review the Company’s disclosure in the proxy statement for its annual meeting of shareholders that describes that the committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the proxy statement at least triennially or the year after any significant amendment to the Charter.

•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Review the Company’s written confirmation as required by the New York Stock Exchange regarding Audit Committee member qualifications and related board determinations, as well as the review and re-evaluation of the Audit Committee charter.

•	Ensure that an annual evaluation of the performance of the Audit Committee is conducted.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The financial statements are the responsibility of management, and it is the responsibility of the independent auditor to provide reasonable assurance that audited financial statements are free of material misstatements. Nor is it the duty of the Audit Committee to assure compliance with laws and regulations and the Company’s code of ethics or other policies.

09668 (Rev. 3/03)

[ALLMERICA FINANCIAL LOGO APPEARS HERE]

Annual Meeting of Shareholders

Tuesday, May 13, 2003

9:00 a.m.

440 Lincoln Street

Worcester, MA

Your vote is important. Please vote your proxy today.

Ú FOLD AND DETACH HERE Ú

☒	Please mark your votes as in this example.

The Board of Directors recommends a vote FOR all Nominees and FOR Proposal 2.

1.	For the election of all nominees except as otherwise indicated (see reverse)	FOR ALL NOMINEES	FOR	WITHHELD	WITHHELD FROM ALL NOMINEES	NOMINEES: Gail L. Harrison and M Howard Jacobson	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants of Allmerica Financial Corporation.	FOR	AGAINST	ABSTAIN

FOR all nominees, except those listed on the line above.

                                                                                                                                                           The Board of Directors recommends a vote AGAINST Proposal 3.

3.	Shareholder Proposal described in FOR AGAINST ABSTAIN
Proxy	Statement.

Mark here for address change and note on the reverse side.

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Signature: __________________________ Date: __________ Signature: _____________________________ Date: __________

Directions To Allmerica Financial

From Boston.

Follow the Mass Pike west to exit 11A. • Follow Rte. 495 north to exit 25. • Take Interstate 290 west to exit 20. • Turn right onto Lincoln Street. Allmerica Financial is on your left.

From New Hampshire And Northeastern Massachusetts.

Follow Route 495 south to exit 25. • Take Interstate 290 west to exit 20. • Take a right onto Lincoln Street. Allmerica Financial is on your left.

From Connecticut And Western Massachusetts.

Follow the Mass Pike east to exit 10. • Proceed along Interstate 290 east to exit 20. Stay to the right when exiting. • At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights. • Turn left onto Lincoln Street and drive approximately one-quarter mile. Allmerica Financial is on your left.

Where To Park.

Parking is available at Allmerica Financial’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.

MAP GRAPHIC

Ú FOLD AND DETACH HERE Ú

ALLMERICA FINANCIAL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2003

P R O X Y

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Board of Directors’ Proxy Statement (the “Proxy Statement”), hereby appoint(s) J. Kendall Huber, Edward J. Parry, III and Robert P. Restrepo, Jr. and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of Allmerica Financial Corporation to be held May 13, 2003, and all adjournments thereof (the “Meeting”), and there to vote all shares of Common Stock of Allmerica Financial Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting.

For the participants in The Allmerica Financial Employees’ 401(k) Matched Savings Plan and The Allmerica Financial Agents’ Retirement Plan, this proxy card will constitute voting instructions to the Trustee under the Plans. As a participant in the Plans, the undersigned understands that, in accordance with the terms of the Plans, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. These instructions will be followed as directed, but if no direction is given, the Trustee is instructed to vote FOR all nominees for director, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent public accountants and AGAINST the shareholder proposal. Shares held in the Plans for which no voting instructions are received by the Trustee, as well as shares not allocated to any participants, will be voted by the Trustee as directed by the Board of Directors of Allmerica Financial Corporation. Instructions received by the Trustee after May 9, 2003, will not be counted.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting and (ii) with respect to the election of Directors in the event that any of the nominees is unable or unwilling to serve. The Proxy when properly execued will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent public accountants and AGAINST the shareholder proposal.

ELECTION OF NOMINEES

Gail L. Harrison and

M Howard Jacobson

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?